UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                                (Amendment No. 7)


                    Under the Securities Exchange Act of 1934


                              GRAY TELEVISION, INC.
                              ---------------------
                                (NAME OF ISSUER)


                           Common Stock, no par value
                       Class A Common Stock, no par value
                       ----------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    289190109
                                    ---------
                                 (CUSIP NUMBER)




                             Robert S. Prather, Jr.
                              Bull Run Corporation
                           4370 Peachtree Road, N.E.
                             Atlanta, Georgia 30319
                                 (404) 266-8333
-------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                      RECEIVE NOTICES AND COMMUNICATIONS)




                           August 19 through 25, 2003
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13-d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: /_/

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Bull Run Corporation

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        N/A

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               No shares of Common Stock
                               No shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               No shares of Common Stock
                               No shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         No shares of Common Stock
         No shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.00% of Common Stock
         0.00% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Bankers Fidelity Insurance Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER

                               221,706 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER

                               221,706 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         221,706 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.80% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Georgia Casualty & Surety Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               6,000 of Common Stock
                               134,354 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               6,000 shares of Common Stock
                               132,354 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,000 shares of Common Stock
         132,354 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.01% of Common Stock
         2.27% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  J. Mack Robinson

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        PF

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               202,950 shares of Common Stock
                               413,775 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               202,950 shares of Common Stock
                               413,775 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         202,950 shares of Common Stock
         413,775 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.46% of Common Stock
         7.10% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Harriett J. Robinson

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        OO

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               169,500 shares of Common Stock
                               578,940 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               169,500 shares of Common Stock
                               578,940 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         169,500 shares of Common Stock
         578,940 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.39% of Common Stock
         9.93% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Harriett J. Robinson
                                    Trustee U/A 8/25/84
                                    FBO Jill E. Robinson

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        OO

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               30,750 shares of Common Stock
                               555,190 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               30,750 shares of Common Stock
                               555,190 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         30,750 shares of Common Stock
         555,190 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.07% of Common Stock
         9.52% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              OO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Harriett J. Robinson
                                    Trustee U/A 8/25/84
                                    FBO Robin M.Robinson

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        OO

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               13,000 shares of Common Stock
                               482,190 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               13,000 shares of Common Stock
                               482,190 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         13,000 shares of Common Stock
         482,190 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.03% of Common Stock
         8.27% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              OO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Jill E. Robinson

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        PF

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER

                               500 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER

                               500 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

         500 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.01% of Class A Common Stock

-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Hilton H. Howell, Jr.

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        PF

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               268,497 shares of Common Stock
                               34,500 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               268,497 shares of Common Stock
                               34,500 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         268,497 shares of Common Stock
         34,500 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.61% of Common Stock
         0.59% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Delta Life Insurance Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               10,000 shares of Common Stock
                               135,795 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               10,000 shares of Common Stock
                               135,795 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         10,000 shares of Common Stock
         135,795 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.02% of Common Stock
         2.23% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Robin R. Howell

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        [PF]

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER

                               58,575 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER

                               58,575 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

         58,575 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.00% of Class A Common Stock

-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Delta Fire & Casualty Insurance Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               35,000 shares of Common Stock
                               33,750 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               35,000 shares of Common Stock
                               33,750 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         35,000 shares of Common Stock
         33,750 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.08% of Common Stock
         0.58% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Robert S. Prather, Jr.

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                        PF

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               291,200 shares of Common Stock
                               230,183 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               291,200 shares of Common Stock
                               230,183 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         291,200 shares of Common Stock
         230,183 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.67% of Common Stock
         3.95% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IN

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  American Southern Insurance Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                       WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER

                               50,000 shares of Common Stock

  NUMBER OF SHARES       ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER

                               50,000 shares of Common Stock

                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

         50,000 shares of Common Stock

-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.11% of Common Stock

-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

CUSIP No. 389190109



1.       NAME OF REPORTING PERSONS  Association Casualty Insurance Company

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (Intentionally Omitted)
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS                                       WC

-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Georgia
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               72,000 shares of Common Stock
                               22,000 shares of
                               Class A Common Stock
NUMBER OF SHARES         ------------------------------------------------------
                         8.    SHARED VOTING POWER
  BENEFICIALLY
                               -0-
 OWNED BY EACH
                         ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER
                               72,000 shares of Common Stock
                               22,000 shares of
                               Class A Common Stock
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER

                               -0-

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
         72,000 shares of Common Stock
         22,000 shares of
         Class A Common Stock
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                   /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.38% of Common Stock
         0.16% of Class A Common Stock
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON              IC, CO

-------------------------------------------------------------------------------

         Items 1, 2, 3, and 5 of the Schedule 13D, dated May 12, 1993, relating to the Class A Common Stock, no par value, of Gray Communications Systems, Inc., as amended by Amendment No. 1 thereto, dated September 30, 1994, Amendment No. 2 thereto, dated October 14, 1994, Amendment No. 3 thereto, dated November 25, 1994, Amendment No. 4 thereto, dated December 5, 1994, Amendment No. 5 thereto, dated January 31, 1996 and Amendment No. 6 thereto, dated September 30, 1998 (collectively, the "Schedule 13D"), are hereby amended by adding thereto the information set forth below. The terms defined in the Schedule 13D shall have their defined meanings therein, unless otherwise defined herein.

         The filing of the Schedule 13D (including all amendments thereto) does not constitute an admission by any of the persons making this filing that such persons are a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Act"). The Reporting Persons deny that they should be deemed to be such a "group" and such persons are making this filing only because they may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act.

    ITEM 1.   SECURITY AND ISSURER.

         The classes of equity securities to which this statement relates are the Class A Common Stock, no par value (the "Class A Common Stock"), and the Common Stock, no par value (the "Common Stock"), of Gray Television, Inc. (formerly known as Gray Communications Systems, Inc.), a Georgia corporation (the "Issuer"). Prior to September 16, 2002, the Common Stock was named class B common stock. The principal executive offices of the Issuer are located at 4370 Peachtree Road, NE, Atlanta, Georgia 30319.

    ITEM 2.   IDENTITY AND BACKGROUND

         In 2002, J. Mack Robinson was elected Chairman and Chief Executive Officer of the Issuer. Prior to that, he was the Issuer's President and Chief Executive Officer since 1996.

He has served as one of the Issuers directors since 1993. In 2002, Robert S. Prather, Jr. was elected President and Chief Operating Officer of the Issuer. Prior to that, he served as the Issuer's Executive Vice President - Acquisitions since 1996. He has served as one of the Issuer's directors since 1993. In 1997, Harriett J. Robinson was elected a director of the Issuer. Bull Run Corporation has disposed of all of the shares of Common Stock and Series A Common Stock formerly owned by it and is no longer a Reporting Person.

    ITEM 3.     SOURCE AND AMOUNT OF FUNDS.

         Harriett J. Robinson, Harriett J. Robinson, Trustee U/A 8/25/84 FBO Jill E. Robinson and Harriett J. Robinson, Trustee U/A 8/25/84 FBO Robin M. Robinson used the proceeds of margin loans to purchase from Bull Run Corporation 334,000 shares of Common Stock, 333,000 shares of Common Stock and 333,000 shares of Common Stock, respectively.

         J. Mack Robinson, Harriett J. Robinson, Trustee U/A 8/25/84 FBO Jill E. Robinson and Harriett J. Robinson, Trustee U/A 8/25/84 FBO Robin M. Robinson used personal funds and working capital to purchase on The New York Stock Exchange 1,800 shares of Series A Common Stock, 10,000 shares of Series A Common Stock and 10,000 shares of Series A Common Stock, respectively, owned by them.

    ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

         Set forth below is information concerning the beneficial ownership of shares of the Common Stock owned by each of the Reporting Persons. Except as otherwise described below, each of the Reporting Persons has the sole power to vote or direct the vote and sole power to dispose of the Common Stock beneficially owned by him. Each of the Reporting Persons disclaims beneficial ownership of any shares of Common Stock owned by any other Reporting Person.

                                                                          Percentage of
                                                 Number of                Outstanding
                                                 Shares of                Shares of
Name                                             Common Stock             Common Stock
----                                             ------------             -------------
 Bull Run Corporation                               0(1)                  0.00%
 Georgia Casualty & Surety Company                 6,000                  0.01
 J. Mack Robinson                                202,950(2)               0.46%
 Harriett J. Robinson                            169,500(3)               0.39%
 Harriett J. Robinson,
 Trustee U/A 8/25/84
 FBO Jill E. Robinson                            30,750(1)                0.07%
 Harriett J. Robinson,
 Trustee U/A 8/25/84
 FBO Robin M. Robinson                           13,000(1)                0.03%
 Hilton H. Howell, Jr.                           268,497(4)               0.61
 Delta Life Insurance Company                     10,000                  0.02%
 Delta Fire & Casualty Insurance Company          35,000                  0.08%
 Robert S. Prather, Jr.                          291,200(5)               0.67%
 American Southern Insurance Company              50,000                  0.11%
 Association Casualty Insurance Company           72,000                  0.16%

(1) On August 19, 2003, the Issuer repurchased from Bull Run Corporation 1,017,647 shares of Class A Common Stock and 11,750 shares of Common Stock for $16.95 per share. In a related transaction Bull Run Corporation sold, for $16.95 per share, 334,000 shares of Series A Common Stock to Harriett J. Robinson, 333,000 shares of Series A Common Stock to Harriett J. Robinson Trustee U/A 8/25/84 FBO Jill E. Robinson and 333,000 shares of Series A Common Stock to Harriett J. Robinson Trustee U/A 8/25/84 FBO Robin M. Robinson.

(2) Includes options to purchase 90,000 shares of Common Stock which are exercisable within 60 days.

(3) Includes options to purchase 90,000 shares of Common Stock which are exercisable within 60 days.

(4) Includes options to purchase 80,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 25,000 shares of Common Stock which are not exercisable within 60 days. Includes 200 shares of Common Stock that are held by Mr. Howell's minor children, as to which shares Mr. Howell disclaims beneficial ownership.

(5) Includes 100,000 restricted shares of Common Stock and options to purchase 191,000 shares of Common Stock which are exercisable within 60 days. Excludes options to purchase 177,000 shares of Common Stock which are not exercisable within 60 days. Includes 200 shares of Common Stock that are held by Mr. Prather's spouse, as to which shares Mr. Prather disclaims beneficial ownership.

         Other than as disclosed in the footnotes to the table above, none of the Reporting Persons had any transactions in the Series A Common Stock during the 60-day period preceding the date of this Amendment No. 7.

         Set forth below is information concerning the beneficial ownership of shares of the Series A Common Stock owned by each of the Reporting Persons. Except as otherwise described below, each of the Reporting Persons has the sole power to vote or direct the vote and sole power to dispose of the Series A Common Stock beneficially owned by him. Each of the Reporting Persons disclaims beneficial ownership of any shares of Common Stock owned by any other Reporting Person.


                                                 Number of                Percentage of
                                                 Shares of                Outstanding
                                                 Class A                  Shares of Class A
Name                                             Common Stock             Common Stock
----                                             ------------             -----------------
Bull Run Corporation                                0(1)                          0.00%
Bankers Fidelity Life Insurance Company          221,706                          3.80%
Georgia Casualty & Surety Company                132,354                          2.27%
J. Mack Robinson                                 413,775(2)                       7.10%
Harriett J. Robinson                             578,940(3)                       9.93%
Harriett J. Robinson,
Trustee U/A 8/25/84
FBO JIll E. Robinson                             555,190(1)(4)                    9.52%


Harriett J. Robinson,
Trustee U/A 8/25/84
FBO Robin M. Robinson                           482,190(1)(5)                    8.27%
Jill E. Robinson                                    500                          0.01
Hilton H. Howell Jr.                             34,500(6)                       0.59%
Robin R. Howell                                  58,575                          1.00%
Delta Life Insurance Company                    135,795                          2.33%
Delta Fire & Casualty Insurance Company          33,750                          0.58%
Robert S. Prather, Jr.                          230,183(7)                       3.95%
Association Casualty Insurance Company           22,000                          0.38%


----------

(1) On August 19, 2003, the Issuer repurchased from Bull Run Corporation 1,017,647 shares of Class A Common Stock and 11,750 shares of Common Stock for $16.95 per share. In a related transaction Bull Run Corporation sold, for $16.95 per share, 334,000 shares of Series A Common Stock to Harriett
      J. Robinson, 333,000 shares of Series A Common Stock to Harriett J. Robinson Trustee U/A 8/25/84 FBO Jill E. Robinson and 333,000 shares of Series A Common Stock to Harriett J. Robinson Trustee U/A 8/25/84 FBO Robin M. Robinson.

(2) On August 25, 2003, Mr. Robinson purchased on The New York Stock Exchange, 1,800 shares of Common Stock for $12.86 per share. Includes options to purchase 10,000 shares of Series A Common Stock which are exercisable within 60 days. Excludes options to purchase 110,000 shares of Series A Common Stock which are not exercisable within 60 days.

(3) Includes options to purchase 10,000 shares of Series A Common Stock which are exercisable within 60 days. Excludes options to purchase 110,000 shares of Series A Common Stock which are not exercisable within 60 days.

(4) On August 20, 2003, the Trust purchased on The New York Stock Exchange, 5,000 shares of Series A Common Stock for $14.00 per share and on August 21, 2003, the Trust purchased on The New York Stock Exchange, 5,000 shares of Series A Common Stock for $14.00 per share.

(5) On August 20, 2003, the Trust purchased on The New York Stock Exchange, 5,000 shares of Series A Common Stock for $14.00 per share.

(6) Includes options to purchase 9,337 shares of Series A Common Stock which are exercisable within 60 days. Includes 225 shares of Series A Common Stock that are held by Mr. Prather's spouse, as to which shares Mr. Prather disclaims beneficial ownership.

         Other than as disclosed in the footnotes to the table above, none of the Reporting Persons had any transactions in the Series A Common Stock during the 60-day period preceding the date of this Amendment No. 7.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                        BULL RUN CORPORATION

November 3, 2003                        By /s/ Robert S. Prather, Jr.
                                           --------------------------
                                               Robert S. Prather, Jr.
                                               President and CEO

                                        BANKERS FIDELITY
                                        LIFE INSURANCE COMPANY

November 3, 2003                        By /s/ Eugene Choate
                                           --------------------------
                                               Eugene Choate
                                               President

                                        GEORGIA CASUALTY
                                        & SURETY COMPANY

November 3, 2003                        By /s/ Bob Kitchen
                                           --------------------------
                                               Bob Kitchen
                                               President

November 3, 2003                        By /s/ J. Mack Robinson
                                           --------------------------
                                               J. Mack Robinson

November 3, 2003                        By /s/ Harriett J. Robinson
                                           --------------------------
                                               Harriett J. Robinson

                                        TRUST U/A 8/25/84 FBO
                                        JILL E. ROBINSON

November 3, 2003                        By /s/ Harriett J. Robinson
                                           --------------------------
                                               Harriett J. Robinson,
                                               as Trustee

                                        TRUST U/A 8/25/84 FBO
                                        ROBIN M. ROBINSON

November 3, 2003                        By /s/ Harriett J. Robinson
                                           ------------------------
                                               Harriett J. Robinson,
                                               as Trustee

November 3, 2003                        /s/ Jill E. Robinson
                                        ------------------------------
                                                Jill E. Robinson

November 3, 2003                        /S/ Hilton H. Howell, Jr.
                                        ------------------------------
                                                Hilton H. Howell, Jr.

November 3, 2003                        /S/ Robin R. Howell
                                        ------------------------------
                                                Robin R. Howell

                                        DELTA LIFE INSURANCE COMPANY

November 3, 2003                        By /s/ J. Mack Robinson
                                        ------------------------------
                                                J. Mack Robinson
                                                President

                                        DELTA FIRE & CASUALTY
                                        INSURANCE COMPANY

November 3, 2003                        By /s/ J. Mack Robinson
                                        ------------------------------
                                                J. Mack Robinson
                                                President

November 3, 2003                        /s/ Robert S. Prather, Jr.
                                        ------------------------------
                                                Robert S. Prather, Jr.

                                        AMERICAN SOUTHERN
                                        INSURANCE COMPANY

November 3, 2003                        By /s/ Scott Thompson
                                        ------------------------------
                                                Scott Thompson
                                                President

                                        ASSOCIATION CASUALTY
                                        INSURANCE COMPANY

November 3, 2003                        By /s/ Diane Morris
                                        ------------------------------
                                                Diane Morris
                                                President